Exhibit 3.1
CERTIFICATE OF AMENDMENT
OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF WILLIAMS-SONOMA, INC.

The undersigned, Laura J. Alber, does hereby certify as follows:

1.The undersigned is the duly elected and acting President and Chief Executive Officer of Williams-Sonoma, Inc., a Delaware corporation (the “Corporation”).

2.The Certificate of Incorporation of the Corporation (the “Charter”) was originally filed with the Secretary of State of Delaware on March 8, 2011.

3.Pursuant to Section 242 and any other applicable provisions of the General Corporation Law of the State of Delaware, this Certificate of Amendment to the Charter (the “Certificate of Amendment”) amends and restates Article XI of the Charter in its entirety to read as follows:

To the fullest extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, no director or officer of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. Without limiting the effect of the preceding sentence, if the DGCL is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or an officer of the corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
The corporation shall have the power to indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, she, his or her testator or his or her intestate is or was a director, officer, employee or agent of the corporation or any predecessor of the corporation or serves or served at any other enterprise as a director, officer, employee or agent at the request of the corporation or any predecessor to the corporation.
Neither any amendment nor repeal of this Article XI, nor the adoption of any provision of this Certificate of Incorporation or the Bylaws of the corporation inconsistent with this Article XI, shall eliminate or reduce the effect of this Article XI in respect of any matter occurring, or any cause of action, suit, claim or proceeding accruing or arising or that, but for this Article XI, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.
4.The foregoing Certificate of Amendment has been duly adopted by the Corporation’s Board of Directors and stockholders in accordance with the provisions of Section 242 and any other applicable provisions of the General Corporation Law of the State of Delaware.

5.All other provisions of the Charter shall remain in full force and effect.

6.This Certificate of Amendment herein certified shall become effective immediately upon filing with the Office of the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by a duly authorized officer of the Corporation as of 29th day of May, 2024.

By _/s/ Laura Alber_______________________ Laura J. Alber President and Chief Executive Officer